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                              SPECTRAN CORPORATION





                                                                    EXHIBIT 11.1

                              SPECTRAN CORPORATION
                    NET INCOME (LOSS) PER SHARE CALCULATION


         The following is a calculation of net income (loss) per share for the years ended December 31, 1995, 1994 and 1993.

                                                                                                  Years Ended December 31,
                                                                                       ------------------------------------------
                 Calculation of Primary Net Income (Loss) per Share                      1995             1994            1993
                 --------------------------------------------------                    ------------------------------------------
                 Average common shares outstanding                                     5,298,388       5,202,604        5,160,330

                 Shares assumed to be repurchased under treasury stock method for
                    stock options and stock purchase warrants                            283,961              --          324,076
                                                                                       ---------       ---------        ---------

                 Total Shares                                                          5,582,349       5,202,604        5,484,406
                                                                                       =========       =========        =========

                 Net Income (loss)                                                     $ 542,037       $(487,381)      $3,655,084
                                                                                       =========       =========       ==========

                 Per Share Amount                                                         $.10            $(.09)          $.67
                                                                                          ====            ======          ====



                                                                                                  Years Ended December 31,
                                                                                       ------------------------------------------
                 Calculation of Fully Diluted Net Income (Loss) per Share                  1995             1994            1993
                 --------------------------------------------------------              ------------------------------------------
                 Average common shares outstanding                                     5,298,388       5,202,604        5,160,330

                 Shares assumed to be repurchased under treasury stock method for stock options and stock purchase warrants
                                                                                         284,364              --          327,619
                                                                                       ---------       ---------        ---------

                 Total Shares                                                          5,582,752       5,202,604        5,487,949
                                                                                       =========       =========        =========

                 Net Income (loss)                                                     $ 542,037       $(487,381)      $3,655,084
                                                                                       =========       =========      ===========

                 Per Share Amount                                                        $.10            $(.09)          $.67
                                                                                         ====            ======          ====